Exhibit 10.17

COMCAST CORPORATION
RESTRICTED STOCK UNIT AWARD
This Restricted Stock Unit Award Agreement dated March 1, 2023 (together with all schedules hereto, the “Agreement”) is entered into by and between Comcast Corporation (the “Company”) and Grantee.
1.Definitions. The following terms have the meanings ascribed to them below. Capitalized terms used in this Agreement but not defined herein have the meanings given to them in the Plan.
(a)“Award” means the award of Restricted Stock Units granted pursuant to this Agreement.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” has the meaning set forth in the Grantee’s employment agreement with the Company, or, if no such agreement exists or such agreement has expired prior to such time, then “Cause” means (i) fraud; (ii) embezzlement or other misappropriation of funds; (iii) gross negligence or willful misconduct in the performance of duties; (iv) self-dealing; (v) material misrepresentation with respect to the Company; (vi) conviction of a felony; or (vii) material violation of the Employee Handbook, the Code of Conduct or any other written Company policy.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Committee” means the Compensation Committee of the Board or its delegate.
(f)“Date of Grant” means the date first set forth above, on which the Company awarded the Restricted Stock Units to Grantee.
(g)“Employer” means the Company, the Subsidiary Company, or the Affiliate or which Grantee is performing services on the Vesting Date.
(h)“Grantee” means the individual to whom this Award has been granted as identified on the attached Long-Term Incentive Awards Summary Schedule.
(i)“Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth specific information relating to the grant and vesting of this Award (including the Service Condition applicable to this Award).
(j)“Plan” means the Comcast Corporation 2002 Restricted Stock Plan (as amended from time to time and including any successor plan thereto), incorporated herein by reference.
(k)“Restricted Stock Units” means the Restricted Stock Units subject to Service Conditions granted to Grantee pursuant to this Agreement.
(l)“Retirement Termination” means Grantee’s Termination of Employment after having reached age 62 and completed 10 or more Years of Service, for any reason other than (i) due to Grantee’s death or Disability or (ii) by the applicable Participating Company for Cause.
(m)“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.
(n)“Service Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(o)“Service Vesting Date” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(p)“Termination of Employment” means Grantee’s termination of employment with the Participating Companies. For purposes of the Plan and this Award, Grantee’s Termination of Employment occurs on the date Grantee ceases to have a regular obligation to perform services for the Participating Companies, without regard to whether (i) Grantee continues on the payroll of any Participating Company for regular, severance or other pay or (ii) Grantee continues to participate in one or more health and welfare plans maintained by any Participating Company on the same basis as active employees. Whether Grantee ceases to have a regular obligation to perform services for the Participating Companies shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if Grantee is a party to an employment agreement or severance agreement with any Participating Company which establishes the effective date of Grantee’s termination of employment for purposes of this Award, that date shall apply.
(q)“Shares” mean shares of the Company’s Class A Common Stock, par value $.01 per share.
(r)“Vesting Date” means the date(s) on which the Service Conditions applicable to any Restricted Stock Units are satisfied (or deemed satisfied) pursuant to the terms of this Agreement (including the Long-Term Incentive Awards Summary Schedule).
(s)“Years of Service” means completed continuous years of service as reflected in the personnel records of the Company and the Subsidiary Companies.
(t)“1934 Act” means the Securities Exchange Act of 1934, as amended.
2.Grant of Restricted Stock Units.
(a)Subject to the terms and conditions set forth herein and in the Plan and Paragraph 2(b), the Company hereby grants to Grantee the Restricted Stock Units as set forth in the Long-Term Incentive Awards Summary Schedule attached hereto. Each Restricted Stock Unit represents the right to receive one Share as set forth in the Long-Term Incentive Awards Summary Schedule, subject to the terms and conditions set forth herein and in the Plan, including the satisfaction of the applicable Service Condition.
(b)The Company reserves the right to replace the Restricted Stock Units, to the extent not yet vested, with other compensation of comparable value, terms and conditions if, before the Vesting Date, the Company determines that in connection with Grantee’s transfer to a location different from Grantee’s principal place of business on the Date of Grant, local regulatory requirements render Grantee’s continued holding of unvested Restricted Stock Units impracticable.

3.Dividend Equivalents.
(a)The Restricted Stock Units are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account with respect to each outstanding and unvested Restricted Stock Unit (the “Dividend Equivalent Amount”) on the record date of such dividend.
(b)The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but subject to and only upon the applicable Vesting Date(s) of the underlying Restricted Stock Units as determined in accordance with Paragraph 4 below, and will be cancelled and forfeited if the underlying Restricted Stock Units are cancelled or forfeited (including as a result of failing to satisfy the applicable Service Condition).
4.Vesting of Restricted Stock Units.
(a)Subject to the terms and conditions set forth in this Agreement and in the Plan, the Restricted Stock Units shall vest in accordance with the terms and conditions set forth on the attached Long-Term Incentive Awards Summary Schedule. As of the applicable Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to the applicable Restricted Stock Units.
(b)Notwithstanding anything to the contrary in this Agreement, the Service Condition applicable to the Restricted Stock Units shall be deemed fully satisfied upon Grantee’s Termination of Employment due to Grantee’s death or Disability.
(c)Notwithstanding Paragraphs 4(a) to the contrary, and subject to the obligations described in Paragraph 4(d), if, Grantee has a Retirement Termination, and, at the time of such Retirement Termination:
(1)Grantee has completed at least ten (10) but less than fifteen (15) Years of Service, any Service Vesting Date applicable to the Restricted Stock Units that would have occurred on or prior to the date that is the third (3rd) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, and the Restricted Stock Units will remain outstanding as of each Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to such Restricted Stock Units.
(2)Grantee has completed at least fifteen (15) but less than twenty (20) Years of Service, any Service Vesting Date applicable to the Restricted Stock Units that would have occurred on or prior to the date that is the fourth (4th) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, and the Restricted Stock Units will remain outstanding as of each Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to such Restricted Stock Units.
(3)Grantee has completed twenty (20) or more Years of Service, any Service Vesting Date applicable to the Restricted Stock Units that would have occurred on or prior to the date that is the fifth (5th) anniversary of such Retirement Termination shall continue to occur in accordance with the terms of the Long-Term Incentive Awards Summary Schedule, and the Restricted Stock Units will remain outstanding as of each Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to such Restricted Stock Units.

(d)Notwithstanding Paragraph 4(c), the Restricted Stock Units will be subject to forfeiture by the Committee, in its sole discretion, if Grantee breaches either of the following non-solicitation or non-competition obligations during the period following termination of employment and before the applicable Vesting Date:
(1)Grantee shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any customer, employee, consultant, independent contractor, service provider or supplier of the Company to cease to do business or to terminate the employment or other relationship with the Company.
(2)Grantee shall not, directly or indirectly, engage or be financially interested in (as an agent, consultant, director, employee, independent contractor, officer, owner, partner, principal or otherwise), any activities for any business (whether conducted by an entity or individuals, including Grantee in self-employment) that is engaged in competition, directly or indirectly through any entity controlling, controlled by or under common control with such business, with any of the business activities carried on by the Company, any of its subsidiaries or any other business unit of the Company, or being planned by the Company, any of its subsidiaries or any other business unit of the Company with Grantee’s knowledge at the time of Grantee’s termination of employment. This restriction shall apply in any geographical area of the United States in which the Company carries out business activities. Nothing herein shall prevent Grantee from owning for investment up to one percent (1%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market.
5.Forfeiture of Restricted Stock Units.
(a)Subject to the terms and conditions set forth in this Agreement and in the Plan, in the event of Grantee’s Termination of Employment other than due to (i) Grantee’s death or Disability or (ii) Grantee’s Retirement Termination, Grantee shall forfeit the Restricted Stock Units effective as of such Termination of Employment. Upon a forfeiture of the Restricted Stock Units as provided in this Paragraph 5, the Restricted Stock Units shall be deemed canceled.
(b)The provisions of Paragraph 5(a) shall not apply to Shares issued in respect of the Restricted Stock Units as to which a Vesting Date has occurred.
6.Notices. Any notice to the Company under this Agreement shall be made in care of the Committee at the Company’s main office in Philadelphia, Pennsylvania. The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records. All notices under this Agreement shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.
7.Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to Restricted Stock Units as it deems necessary or advisable to ensure that the Plan and this Award satisfies the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
8.Delivery of Shares. Except as otherwise provided in Paragraph 6, the Company shall notify Grantee that a Vesting Date with respect to Restricted Stock Units has occurred. Within ten (10) business days of a Vesting Date, the Company shall, without payment from Grantee, satisfy its obligations to (1) pay the Dividend Equivalent Amount (if any) and (2) deliver Shares underlying the applicable Restricted Stock Units by arranging for the recording of Grantee’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company, without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 7, provided that the Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to Grantee until appropriate arrangements have been made with the Employer for the withholding of any taxes which may be due with respect to such payment of the Dividend Equivalent Amount and/or delivery of such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount multiplied by the Fair Market Value of a Share on the Vesting Date, as determined by the Committee.
9.Rights Prior to Settlement. Grantee shall not have any right as a stockholder with respect to any Shares subject to his or her Restricted Stock Unit until the Restricted Stock Unit shall have been settled in accordance with the terms of the Plan and this Agreement, and the Company shall have delivered the Shares.
10.Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company or any Subsidiary Company or Affiliate of the Company.
11.Miscellaneous:
(a)The Award granted hereunder is subject to the approval of the Plan by the shareholders of the Company to the extent that such approval (i) is required pursuant to the By-Laws of the National Association of Securities Dealers, Inc., and the schedules thereto, in connection with issuers whose securities are included in the NASDAQ National Market System, or (ii) is required to satisfy the conditions of Rule 16b-3.
(b)The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records
(c) The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
(d)Grantee acknowledges that their personal data will be processed in accordance with the data privacy policy, notice and/or agreement that is applicable to them in connection with their employment.
12.
(a)IN WITNESS WHEREOF, the Company has granted this Award on the Date of Grant.
                        COMCAST CORPORATION

                        BY:
                        Name:
                        Title: